Exhibit 3.2

AMENDED AND RESTATED

CODE OF BYLAWS

OF

WHITE RIVER CAPITAL, INC.

An Indiana corporation

Adopted as of February 14, 2013

ARTICLE 1
Identification

Section 1.01.   Name.  The name of the Corporation is White River Capital, Inc.

Section 1.02.   Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

ARTICLE 2
Shares

Section 2.01.   Certificates for Shares.  Each shareholder of the Corporation shall be entitled to a certificate in such form as the Board of Directors may prescribe from time to time signed (either manually or in facsimile) by the President or a Vice President and the Secretary or an Assistant Secretary.

Section 2.02.   Transfer of Shares.  The shares of the Corporation shall be transferable on the books of the Corporation upon surrender of the certificate or certificates representing the same, properly endorsed by the registered holder or by his, her or its duly authorized attorney, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books.

Section 2.03.   Equitable Interests in Shares Need Not Be Recognized.  The Corporation and its officers shall be entitled to treat the holder of record of any share or shares of the Corporation as the holder in fact thereof, and accordingly shall not be required to recognize any equitable or other claim to or interest in such share or shares on the part of any other person or persons, whether or not express notice thereof shall have been given to the Corporation, save as expressly provided to the contrary by the laws of Indiana, the Articles of Incorporation of the Corporation or these Bylaws.

ARTICLE 3
Meetings of Shareholders

Section 3.01.   Place of Meetings.  All meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof.

Section 3.02.   Annual Meeting.  The annual meeting of shareholders for the purpose of electing directors and transacting such other business as may properly come before the meeting shall be set each year by resolution of the Board of Directors.  Failure to hold the annual meeting shall not work any forfeiture or dissolution of the Corporation or affect the validity of any corporate action.

Section 3.03.   Special Meetings.  Special meetings of the shareholders may be called by the President, by the Board of Directors, or by the shareholders holding not less than one-fourth of all the outstanding shares of the Corporation entitled to vote on the business proposed to be transacted thereat.

Section 3.04.   Notice of Meetings and Waiver.  A written or printed notice, stating the place, day and hour of the meeting, and in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered (in person, by facsimile or by electronic transmission) or mailed by the Secretary or by the officers or persons calling the meeting, to each shareholder of the Corporation at the time entitled to vote, at such address as appears upon the records of the Corporation, no fewer than ten nor more than sixty days before the date of the meeting.  Notice of any such meeting may be waived in writing by any shareholder, before or after the date and time stated in the notice, if the waiver is delivered to the Corporation for inclusion in the minutes for filing with the corporate records.  Attendance at a meeting, in person or by proxy, waives objection to lack of notice or defective notice of the meeting unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting the business at the meeting.  Further, a shareholder’s attendance at a meeting waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

Section 3.05.   Voting at Meetings.

Clause 3.051.   Voting Rights.  Except as otherwise provided by law or by the provisions of the Articles of Incorporation, every holder of common shares of the Corporation shall have the right at all meetings of the shareholders of the Corporation to one vote for each share of stock standing in his, her or its name on the books of the Corporation.

Clause 3.052.   Proxies.  A shareholder may vote, either in person or by proxy executed in writing by the shareholder or a duly authorized attorney-in-fact.  No proxy shall be valid after eleven months, unless a shorter or longer time is expressly provided in the appointment form.

Clause 3.053.   Quorum.  At any meeting of shareholders, a majority of the shares outstanding and entitled to vote on the business to be transacted at such meeting, represented in person or by proxy, shall constitute a quorum.

Section 3.06.   Action By Shareholders Without Meeting.  Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if the action is evidenced by one or more written consents (i) setting forth the action taken, (ii) signed by shareholders having a least the minimum number of votes necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voted, and (iii) delivered to the Corporation for inclusion in the minutes for filing with the Corporation’s records.

Section 3.07.   Participation in Meetings by Means of Conference or Other Similar Communications Equipment.  Any shareholder may participate in an annual or special meeting of the shareholders by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting.  A shareholder participating in such a meeting by this means is deemed to be present in person at the meeting.

ARTICLE 4
The Board of Directors

Section 4.01.   Number and Election.  The Board of Directors shall consist of a minimum of one (1) and a maximum of ten (10) members, with the actual number of directors fixed from time to time by resolution of the Board of Directors.  At the time of adoption of these Bylaws, the number of directors is three (3).  The Board of Directors shall be elected by a plurality of the votes of the shareholders present, in person or by proxy, and who are entitled to vote at the annual meeting of the shareholders called for such purpose.  A decrease in the number of directors does not shorten an incumbent director’s term.

Section 4.02.   Annual Meeting.  The Board of Directors shall meet each year immediately after the annual meeting of the shareholders, at the place where such meeting of the shareholders has been held, for the purpose of organization, election of officers, and consideration of any other business that may be brought before the meeting.  No notice shall be necessary for the holding of this annual meeting.  If such meeting is not held as above provided, the election of officers may be had at any subsequent meeting of the Board specifically called in the manner provided in Section 4.03 of this Article.

Section 4.03.   Other Meetings.  Annual meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting.  Special meetings of the Board of Directors may be held upon the call of the President, or of any member of the Board of Directors, at any place within or without the State of Indiana, upon forty-eight hours’ notice, specifying the time, place and general purposes of the meeting, given to each director, either personally, by mailing, by facsimile or by electronic transmission.  Such notice may be waived in writing by any director, before or after the date stated in the notice, if the waiver is signed by the director and filed with the Corporation’s minutes or records.  In addition, a director’s attendance at or participation in a meeting waives any required notice of the meeting unless the director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 4.04.   Quorum; Vote.  At any meeting of the Board of Directors, the presence of a majority of the members of the Board of Directors shall constitute a quorum for the transaction of any business except the filling of vacancies in the Board of Directors.  If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors

Section 4.05.   Action By Directors Without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if the action is taken by all members of the Board of Directors and is evidenced by one or more written consents describing the action taken, signed by each director, and is included in the minutes or filed with the corporate records reflecting the action taken.

Section 4.06.   Compensation of Directors.  The Board of Directors is empowered and authorized to fix and determine the compensation of directors for attendance at meetings of the Board, and additional compensation for any additional services that the directors may perform for the Corporation.

Section 4.07.   Participation in Meetings by Means of Conference or Other Similar Communications Equipment.  A member of the Board of Directors or of a committee designated by the Board may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting.  A director participating in such a meeting by this means is deemed to be present in person at the meeting.

Section 4.08.   Resignations.  A director may resign at any time by delivering notice to the Board of Directors or the Secretary of the Corporation.  A resignation is effective when the notice is delivered unless the notice specifies a later effective date.  If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date.

Section 4.09.   Vacancies.  Any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by the Board of Directors, or, if the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

Section 4.10.   Committees.  The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them.  Each committee may have one or more members, who serve at the pleasure of the Board of Directors.  The creation of a committee and appointment of members to it must be approved by the greater of (a) a majority of all the directors in office when the action is taken, or (b) the number of directors required under Section 4.04 of this Article 4 to take action.  All rules applicable to action by the Board of Directors apply to committees and their members.  The Board of Directors may specify the authority that a committee may exercise; however, a committee may not (i) authorize distributions, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method prescribed by the Board of Directors, (ii) approve or propose to shareholders action that must be approved by shareholders, (iii) fill vacancies on the Board of Directors or on any of its committees, (iv) amend the Articles of Incorporation, (v) adopt, amend, or repeal these Bylaws, (vi) approve a plan of merger not requiring shareholder approval, or (vii) authorize or approve the issuance or sale or a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board of Directors may authorize a committee to so act within limits prescribed by the Board of Directors.

ARTICLE 5
Officers

Section 5.01.   Number.  The officers of the Corporation shall consist of a President, a Secretary, and such other officers as may be chosen by the Board of Directors at such time and in such manner and for such terms as the Board of Directors may prescribe.  The President may appoint one or more officers or assistant officers as he or she may deem necessary or advisable to carry on the operations of the Corporation.  Such appointed officer or officers shall hold office until the next annual meeting of the Board of Directors unless removed by resolution of the Board prior to such meeting date.  Any two or more offices may be held by the same person.

Section 5.02.   Election and Term of Office.  The officers shall be chosen annually by the Board of Directors.  Each officer shall hold office until his or her successor is chosen, or until his or her earlier death or resignation or removal in the manner hereinafter provided.

Section 5.03.   Removal.  Any officer may be removed, either with or without cause, at any time, by a majority vote of the Board of Directors.

Section 5.04.   Resignations.  An officer may resign at any time by delivering notice to the Board of Directors or the Secretary of the Corporation.  A resignation is effective when the notice is delivered unless the notice specifies a later effective date.  If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date.

Section 5.05.   The Chairman of the Board.  The Chairman of the Board, if one is appointed, shall have the powers and perform the duties incident to that position. Subject to the powers of Board of Directors, he or she shall be in the general and active charge of the entire business and affairs of the Corporation.  He or she shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws. Whenever the President is unable to serve, by reason of sickness, absence or otherwise, the Chairman of the Board shall perform all the duties and responsibilities and exercise all the powers of the President.

Section 5.06.   The President.  The President shall be the chief executive officer of the Corporation; shall preside at all meetings of the shareholders and Board of Directors at which he or she is present; subject to the powers of the Board of Directors, shall have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute bonds, mortgages and other contracts which the Board of Directors has authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or as may be provided in these Bylaws.

Section 5.07.   The Chief Financial Officer.  The Chief Financial Officer of the Corporation, if one is appointed, shall, under the direction of the President, be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed by the Chairman of the Board, the President or the Board of Directors or as may be provided in these Bylaws.

Section 5.08.   Vice Presidents.  The Vice President, if one is appointed, or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors or by the President, shall, in the absence or disability of the President, act with all of the powers and be subject to all the restrictions of the President. The Vice Presidents shall also perform such other duties and have such other powers as the Board of Directors, the President or these Bylaws may, from time to time, prescribe.

Section 5.09.   The Secretary.  The Secretary shall prepare or cause to be prepared the minutes of the meetings of the shareholders and of the Board of Directors; shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; shall be custodian and responsible for the authentication of the records; and, in general, shall perform all duties incident to the office of Secretary and such other duties as these Bylaws provides or as may, from time to time, be assigned by the Board of Directors, the President or these Bylaws.

Section 5.10.   The Assistant Secretaries.  Each Assistant Secretary (if one or more Assistant Secretaries be elected or appointed) shall assist the Secretary in his or her duties and shall perform such other duties as the Board of Directors may, from time to time, prescribe or delegate to him or her.  At the request of the Secretary, any Assistant Secretary may, in the case of the absence or inability to act of the Secretary, temporarily act in the Secretary’s place.

Section 5.11.   The Treasurer.  The Treasurer shall be the controller of the Corporation; shall have charge and custody of, and be responsible for, all funds of the Corporation, and deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board of Directors; shall receive, and give receipts for, monies due and payable to the

Corporation from any source whatsoever; and, in general, shall perform all the duties incident to the office of  Treasurer and such other duties as these Bylaws provides or as may, from time to time, be assigned by the Board of Directors.

Section 5.12.   The Assistant Treasurers.  Each Assistant Treasurer (if one or more Assistant Treasurers be elected or appointed) shall assist the Treasurer in his or her duties, and shall perform such other duties as the Board of Directors may, from time to time, prescribe or delegate to him or her.  At the request of the Treasurer, the Assistant Treasurer may, in the case of the absence or inability to act of the Treasurer, temporarily act in the Treasurer’s place.

Section 5.13.   Delegation of Authority.  In case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer, for the time being, provided a majority of the entire Board concurs therein.

Section 5.14.   Salaries.  The salaries of the officers shall be fixed, from time to time, by the Board of Directors.  No officer shall be prevented from receiving such salary by reason of the fact he is also a director of the Corporation.

ARTICLE 6
Negotiable Instruments, Deeds, Contracts and Shares

Section 6.01.   Execution of Negotiable Instruments.  All checks, drafts, notes, bonds, bills of exchange and orders for the payment of money of the Corporation shall, unless otherwise directed by the Board of Directors, or unless otherwise required by law, be signed by any officer of the Corporation, signing singly, or such other officers or employees as may be directed by the Board of Directors.

Section 6.02.   Execution of Deeds, Contracts, Etc.  All deeds and mortgages made by the Corporation and other material written contracts and agreements into which the Corporation enters other than transactions in the ordinary course of business shall, unless otherwise directed by the Board of Directors or required by law, be executed in its name by any officer of the Corporation, signing singly, and, when necessary or required, shall be duly attested by the Secretary or Assistant Secretary.  In addition to the above designated officers, written contracts and agreements in the ordinary course of business operations may be executed by any other officer or employee of the Corporation designated by the President to execute such contracts and agreements.

Section 6.03.   Endorsement of Stock Certificates.  Subject always to the further orders and directions of the Board of Directors, any share or shares of stock issued by any other corporation and owned by the Corporation (including retired shares of stock of the Corporation) may, for sale or transfer, be endorsed in the name of the Corporation by the President and such endorsement shall be duly attested by the Secretary.

Section 6.04.   Voting of Stock Owned by Corporation.  Subject always to the further orders and directions of the Board of Directors, any share or shares of stock issued by any other corporation and owned or controlled by the Corporation may be voted at any shareholder’s meeting of such other corporation by the President of the Corporation or, in his absence, by the Assistant Secretary of the Corporation.  Whenever, in the judgment of the President, it is desirable for the Corporation to execute a proxy or give a shareholder’s consent in respect to any share or shares of stock issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation and shall be attested by the Secretary of the Corporation.  Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have the full right, power, and authority to vote the share or shares of stock issued by such other corporation and owned by the Corporation the same as such share or shares might be voted by the Corporation.

ARTICLE 7
Provisions for Regulation of Business
and Conduct of Affairs of the Corporation

Section 7.01.   Contracts.  Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction, and notwithstanding his, her or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve, and ratify such contract or transaction by a vote of a majority of the directors on the Board of Directors who have no direct or indirect interest in the contract or transaction or, if all directors have such an interest, then by a vote of a majority of the directors.  If a majority of such directors vote to authorize, approve or ratify such contract or transaction, a quorum is deemed to be present for purposes of taking such action.  This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 7.02.   Indemnification.

Clause 7.021.   Definitions.  Terms defined in Chapter 37 of the Indiana Business Corporation Law (IND. CODE §§ 23-1-37, et seq.) which are used in this Article 7 shall have the same definitions for purposes of this Article 7 as they have in such chapter of the Indiana Business Corporation Law.

Clause 7.022.   Indemnification of Directors and Officers.  The Corporation shall indemnify any individual who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his or her status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness.  The Corporation may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director’s or officer’s good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by the Corporation if it is ultimately determined that the director or officer is not entitled to indemnification by the Corporation.  The Corporation hereby acknowledges that certain directors and officers affiliated with institutional investors (each, an “indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their affiliates (collectively, the “Institutional Indemnitors”).  The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the indemnitee are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the indemnitee in accordance with this Section 7.02 without regard to any rights the indemnitee may have against the Institutional Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of an indemnitee with respect to any claim for which the indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitee against the Corporation.

Clause 7.023.   Other Employees or Agents of the Corporation.  The Corporation may, in the discretion of the Board of Directors, fully or partially provide the same rights of indemnification and reimbursement as hereinabove provided for directors and officers of the Corporation to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit.

Clause 7.024.   Subsidiaries.  To the extent any indemnitee under this Section 7.02 is also entitled to indemnification from a subsidiary of the Corporation, such indemnitee shall first look to such subsidiary for indemnification, and only after seeking indemnification from such subsidiary shall such indemnitee seek indemnification from the Corporation.

Clause 7.025.   Non-exclusive Provision.  The indemnification authorized under this Section 7.02 is in addition to all rights to indemnification granted by Chapter 37 of the Indiana Business Corporation Law (IND. CODE §§ 23-1-37, et seq.) and in no way limits the indemnification provisions of such Chapter.

Clause 7.026.   Amendment of Section 7.02.   The rights and obligations under this Section 7.02 are contract rights, and no amendment, modification or repeal of any part of this Section 7.02 shall affect any obligations of the Corporation or the rights of any officer or director for indemnification under this Section 7.02 with respect to any state of facts existing, any matter arising, conduct occurring or proceeding commenced before such amendment, modification or repeal.

ARTICLE 8
Amendments

The power to make, alter, amend or repeal these Bylaws is vested in the shareholders of the Corporation or the Board of Directors, but, in the case of the Board of Directors, the affirmative vote of a majority of the number of directors in office at the time of such vote shall be necessary to effect any alteration, amendment or repeal of these Bylaws.

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